Exhibit 3.9

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WISE RECYCLING WEST, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Wise Recycling West, LLC (the “Company”) is made this 31st day of October, 2003, effective as of June 30, 2003 (the “Effective Date”), by and between Wise Recycling, LLC, a Maryland limited liability company (“Member”) and the Company.

RECITALS

A.	On December 26, 2001, David D’Addario and John Cameron, as the original members of the Company, caused the Company to be formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time-to-time (the “Act”), by Siobhan Cameron, an authorized person, filing a Certificate of Formation with the Secretary of State of the State of Delaware.

B.	Pursuant to a Limited Liability Company Agreement dated as of December 26, 2001 (the “Original Agreement”), the powers of the above authorized person ceased, and management authority in the Company was vested in the members.

C.	Effective as of the Effective Date, the Member has purchased all of the outstanding equity interest in the Company and is the sole member thereof.

D.	The parties now wish to amend and restate the Original Agreement to reflect the fact that, from and after the Effective Date, the Member is the sole Member of the Company.

The parties hereto, intending to be legally bound, hereby agree as follows:

1. Name. The name of the limited liability company is Wise Recycling West, LLC.

2. Certificate. Effective as of the Effective Date, the President, as defined in Section 15 below, shall be designated as an authorized person within the meaning of the Act. The President, as an authorized person, within the meaning of the Act, shall execute, deliver and file any other certificates, instruments or agreements (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business or for any other lawful purpose.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b. act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f. invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with a Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j. invest in or enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located at 857 Elkridge Landing Road, Suite 600, Linthicum, MD 21090, or at such other location as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

8. Member. The name and the mailing address of the sole Member are as follows:

Name	Address
Wise Recycling, LLC	857 Elkridge Landing Road, Suite 600, Linthicum, MD 21090

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member has contributed the amount of United States Dollars to the Company as listed on Schedule A attached hereto as its initial capital contribution.

11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company at such Member’s discretion.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contribution(s) of each Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Such distributions shall be allocated to the Member in the same proportion as the Member’s then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

14. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a member of a limited liability company under the laws of the State of Delaware.

15. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, including, without limitation, entering into agreements or contracts of any lawful nature or purpose on behalf of the Company. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. The initial Officers are as follows:

Danny Mendelson	President

Gary R. Curtis	Vice President

James C. Tierney	Secretary and Treasurer

The Member may remove or replace any Officer or create or terminate any office in its sole discretion.

16. Other Business. The Member and any person or entity affiliated with a Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification. Neither a Member nor any officer of the Company shall be liable to the Company, any other entity or any person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that such person shall be liable for any such loss, damage or claim incurred by reason of such person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, a Member or officer of the Company shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that such person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and such person seeking indemnification shall not have personal liability on account thereof.

18. Assignments. A Member, its discretion, may assign in whole or in part such Member’s limited liability company interest. If a Member transfers all or part of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company, if such transferor Member assigned all of his or her interest in the Company pursuant to this Section. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 21(a)(iii).

19. Resignation. A Member may resign from the Company at such Member’s discretion. If a Member resigns pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 20, upon such additional member’s execution of an instrument signifying his or her agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 21(a)(iii).

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member and any other members already admitted to the Company pursuant to this Section and Section 19.

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member and any other members appointed pursuant to Section 20 above, (ii) the death, retirement, resignation, expulsion, or bankruptcy of a Member or any other member appointed pursuant to Section 20 or the occurrence of any other event which terminates the continued

membership of a member unless the business of the Company is continued by the consent of all of the remaining members of the Company within ninety (90) days following the occurrence of any such event, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member together with any other members admitted to the Company pursuant to Section 20.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have caused this Agreement to be duly executed as of the date first above written.

MEMBER:

WISE RECYCLING, LLC

By:	/s/ Danny Mendelson
Name:	Danny Mendelson
Title:	President and Secretary

COMPANY:

WISE RECYCLING WEST, LLC

By:	/s/ Danny Mendelson
Name:	Danny Mendelson
Title:	President and Secretary

SCHEDULE A

LIMITED LIABILITY COMPANY AGREEMENT

OF

WISE RECYCLING WEST, LLC

Member

Name	Mailing Address	Initial Capital Contribution	Percentage Interest
Wise Recycling, LLC	857 Elkridge Landing Road, Suite 600, Linthicum, MD 21090	$100	100%